Exhibit 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Natus Medical Incorporated

San Carlos, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2006, relating to the consolidated financial statements and financial statement schedule of Natus Medical Incorporated and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Francisco, California

April 27, 2006